Exhibit 11.1

Planters Holding Company

212 Catchings Avenue

Indianola, Mississippi 38751

Jones Walker LLP

190 E. Capitol Street, Suite 800

Jackson, Mississippi 39201

We agree to the inclusion in this offering statement of our report dated March 11, 2015, on our audit of the December 31, 2014 and 2013 financial statements of Planters Holding Company.

October 9, 2015